Exhibit 23.3
Consent of Hacker, Johnson & Smith PA
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2005 with respect to the consolidated financial statements of Big Lake Financial Corporation included in the Registration Statement (Form S-4) and related Prospectus of Seacoast Bank Corporation for the registration of 1,775,000 shares of its common stock.
/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 16, 2006